Exhibit 99.1

Contact: Liz Sharp, VP Investor Relations

Smith & Wesson Holding Corp.

(413) 747-6284

lsharp@smith-wesson.com

Smith & Wesson®’s Battenfeld Technologies to Acquire Taylor Brands

¡ Asset Acquisition Will Add Recognized Knife Brands to Accessories Platform

¡ Closing Expected August 2016

SPRINGFIELD, Mass., July 18, 2016 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leading manufacturer of firearms and a provider of quality accessory products for the shooting, hunting, and rugged outdoor enthusiast, today announced that its Accessories Division, Battenfeld Technologies, Inc., has signed a definitive agreement pursuant to which BTI Tools, LLC (“BTI Tools”), a newly formed, wholly owned subsidiary of Battenfeld Technologies, Inc., will purchase substantially all of the assets of Taylor Brands, LLC (“Taylor Brands”), a designer and distributor of high quality knives and specialty tools, for $85.0 million, utilizing cash on hand.

Taylor Brands has been a long-standing licensee for both Smith & Wesson and M&P branded knives and is the direct owner of a number of highly-regarded, legacy brands including Schrade, Uncle Henry, Old Timer, and Imperial. Based in Kingsport, Tennessee, Taylor Brands operates from a 160,000 square foot facility.

James Debney, President and Chief Executive Officer of Smith & Wesson, said, “Taylor Brands provides us with an ideal opportunity to further deliver on an important element of our strategic plan, which is to grow our Accessories Division by expanding into adjacent and complementary markets. Established over 40 years ago, Taylor Brands is a recognized provider of high-quality knives and tools under several well-known brands, especially the Smith & Wesson and M&P brands. Taylor Brands has delivered solid growth as well as gross margins that are aligned with those in our existing Accessories Division. We believe that these newly added product lines will benefit synergistically from the product innovation, distribution network, and efficient sourcing model that have contributed to the success of our Accessories Division under the leadership of its President, Jim Gianladis. Today’s announcement moves us closer to our vision, which is to become the leading provider of quality products for the shooting, hunting, and rugged outdoor enthusiast.”

Jeffrey D. Buchanan, Executive Vice President and Chief Financial Officer of Smith & Wesson, stated, “As a result of our strong balance sheet, we intend to complete the asset purchase of Taylor Brands with cash on hand and we expect the transaction to close in three to six weeks. Due to its anticipated timing, the transaction is expected to have no impact on Smith & Wesson’s operational and financial results for the fiscal 2017 first quarter ending July 31, 2016. As of the date of acquisition, Taylor Brands’ trailing twelve months revenue was approximately $39.0 million. Without considering any of the significant cost savings that are expected to be realized in our next fiscal year as a result of an acquisition tuck-in of a major licensee, the purchase price represents an estimated multiple of approximately 11x the trailing twelve month EBITDAS. We look forward to providing additional details following the close of the transaction.”

Morgan Taylor, President of Taylor Brands, said, “We are proud that the company my family founded in 1975 has grown to become a leading and highly regarded knife and tool provider. We look forward to achieving our next level of growth and continuing to serve our loyal customers as part of Smith & Wesson and with the benefit of Battenfeld Technologies’ extensive distribution network and product development processes.”

About Smith & Wesson

Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC) is a leading manufacturer of firearms and a provider of quality accessory products for the shooting, hunting, and rugged outdoor enthusiast, delivering a broad portfolio of quality firearms and shooting, hunting and outdoor accessories, to the global consumer and professional markets. The company’s firearms division brands include Smith & Wesson®, M&P®, and Thompson/Center Arms™. As a leading provider of shooting, hunting, and outdoor accessories, including reloading, gunsmithing, gun cleaning supplies, tree saws, and vault accessories, the company’s accessories division produces innovative, high-quality products under several brands, including Caldwell® Shooting Supplies, Wheeler® Engineering, Tipton® Gun Cleaning Supplies, Frankford Arsenal® Reloading Tools, Lockdown® Vault Accessories, Hooyman® Premium Tree Saws, BOG POD®, and Golden Rod® Moisture Control. The company’s manufacturing services division provides forging, machining, and precision plastic service for outside businesses. Smith & Wesson facilities are located in Massachusetts, Maine, Connecticut, and Missouri. For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com.

Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include the timing and completion of our acquisition of Taylor Brands; our belief that Taylor Brands provides us with an ideal opportunity to further deliver on an important element of our strategic plan, which is to grow our Accessories Division by expanding into adjacent and complementary markets; our belief that these newly added product lines will benefit synergistically from the product innovation, distribution network, and efficient sourcing model that have contributed to the success of our Accessories Division; our belief that this announcement moves us closer to our vision, which is to become the leading provider of quality products for the shooting, hunting, and rugged outdoor enthusiast; our planned financing of the acquisition; our expectation that the transaction is expected to have no impact on our operational and financial results for the fiscal 2017 first quarter ending July 31, 2016; and our expectation of significant cost savings to be realized in our next fiscal year as a result of an acquisition tuck-in of a major licensee. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for our products; the costs and ultimate conclusion of certain legal matters; the state of the U.S. economy in general and the firearm industry in particular; general economic conditions and consumer spending patterns; the potential for increased regulation of firearms and firearm-related products; speculation surrounding fears of terrorism and crime; our growth opportunities; our anticipated growth; our ability to increase demand for our products in various markets, including consumer, law enforcement, and military channels, domestically and internationally; the position of our hunting products in the consumer discretionary marketplace and distribution channel; our penetration rates in new and existing markets; our strategies; our ability to introduce new products; the success of new products; our ability to expand our markets; our ability to integrate acquired businesses in a successful manner; the general growth of our firearm accessories business; the potential for cancellation of orders from our backlog; and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2016.

(In this press release, EBITDAS refers to Earnings Before Interest, Taxes, Depreciation, Amortization, and Stock-based compensation.)